EXHIBIT 99



                    CIRCUIT CITY STORES, INC, PLANS TO CREATE
                            CARMAX GROUP COMMON STOCK

Richmond, Va., November 1, 1997 -- Circuit City Stores, Inc. (NYSE:CC) today announced that the company's board of directors has approved, subject to a favorable vote of shareholders, a plan to create two series of common stock intended to track the separate performance of its Circuit City and CarMax retail businesses.

The plan would create two "tracking" stocks in Circuit City Stores, Inc. One stock will track the performance of the used- and new-car retail business, which will be designated as the CarMax Group. The existing Circuit City common stock will be redesignated as shares that will reflect the performance of the Circuit City Group, which will include the Circuit City Superstore business as well as its retained interest in the CarMax Group. The plan includes a public offering of CarMax Group stock that will represent 15 percent to 20 percent of the equity value of the Group. Upon completion of the offering, the Circuit City Group would hold the balance of the equity value of the CarMax Group. The company intends to continue paying the quarterly cash dividend, which is currently 3.5 cents, on the Circuit City Group shares. It does not expect to pay a dividend on the CarMax Group shares for the foreseeable future.

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"Circuit City has a long history of building shareholder value," said Richard L.
Sharp, Circuit City's chairman and chief executive officer. "Today, we are the nation's leading retailer of brand-name consumer electronics and major appliances and the only full-service specialty retailer among the nation's top
10 consumer electronics retailers. We have successfully grown the Superstore business to more than 400 locations in more than 100 markets and, over the last 10 years, achieved compound annual growth rates of 26 percent in sales and 27 percent in earnings. We expect to continue Circuit City's growth, reaching a total of approximately 800 Superstores by the end of the decade.

"Five years ago, we began developing a revolutionary concept in used-car retailing as an avenue for maintaining Circuit City's growth in the next decade," Sharp said. "We have applied to CarMax many of the same marketing and operating principals that have engendered success for Circuit City.

"CarMax has benefited from Circuit City's favorable access to financing, including sale-leasebacks and asset-backed securitizations," Sharp said. "The CarMax group also utilizes Circuit City's resources and expertise in such areas as consumer credit; media buying; real estate acquisition and development; human resource hiring, training and management; and management information systems.

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"We believe the structure of this plan will enable CarMax to maintain the competitive advantages made possible through its relationship with Circuit City, while also allowing shareholders to more fully capture the value of both businesses," Sharp said. "Although changes in automotive retailing have generated significant interest from the investment community, Circuit City's board of directors believes the price range of Circuit City's existing stock has not adequately reflected the value associated with our new concept."

Based on the initial success of the five existing CarMax locations and the expansion of one facility to include a new-car franchise, the company announced plans in June for a national roll out. CarMax expects to operate 80 to 90 CarMax locations by early in the next decade. The proposed public offering will help to satisfy the capital requirements of these expansion plans.

In summary, the company believes the tracking stock structure will enable it to achieve the following important objectives:

Maximize Shareholder Value: By creating a separately traded stock that reflects the results of the CarMax Group, this structure should encourage more in-depth coverage and enable investors to better understand and value the business. The market price established for the CarMax Group stock also will facilitate the valuation of the interest that the Circuit

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City Group will continue to hold, and therefore, management believes that this transaction will be a net positive for Circuit City shareholders. Because CarMax produced a loss, as anticipated, in its initial start-up phase and is expected to continue producing a net loss through at least the current fiscal year, the creation of two series of stock will increase earnings per share for the Circuit City Group stock on a historical and short-term basis.

Continue  to  Realize  Synergies:   This  structure   preserves  the  financial,
management, operational and tax benefits of remaining a single corporation.

Raise Capital to Finance Growth: The company expects to use proceeds from the offering to finance part of the expansion plans for CarMax and to repay the CarMax Group's allocated portion of the company's indebtedness.

Maintain Flexibility: The tracking stock structure will allow the company to maintain flexibility that would not be available if the two groups were separate legal entities.

The company is filing a preliminary proxy statement with the U.S. Securities and Exchange Commission this morning. A final proxy statement is expected to be sent to shareholders during December. Shareholders will be asked to approve the plan at a special meeting in late January or early February. Solicitation of holders of Circuit City's common stock will

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be made only after the final proxy statement has been filed. The company intends to file a registration statement for the public offering of CarMax Group stock in the near future. The public offering will be made only by means of the prospectus included in the registration statement. The plan will not affect title to the assets or responsibility for the liabilities of Circuit City
Stores, Inc. or any of its subsidiaries, nor will it affect the existing rights of the holders of Circuit City Stores, Inc.'s debt.

Circuit City Stores, Inc. is the nation's largest retailer of brand-name consumer electronics and major appliances and a leading retailer of personal computers and music software. With headquarters in Richmond, Va., it operates 409 Superstores, five consumer electronics-only stores and 43 mall-based Circuit City Express Stores.

CarMax is the automotive retail concept developed by Circuit City Stores, Inc. CarMax operates five locations, including single locations in Richmond, Va.; and Raleigh and Charlotte, N.C.; and two locations in Atlanta, Ga.

This release contains forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, risks associated with the development of a new retail concept. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings.


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